Exhibit 99.4
Press Release
Bookham Announces $23.5 Million Private Placement of Common Stock
SAN JOSE, Calif., Sept. 1 — Bookham, Inc. (Nasdaq: BKHM — News), today announced that it has entered into a definitive agreement for the private placement of 8,696,000 newly issued shares of common stock at $2.70 per share, and warrants to purchase 2,174,000 shares of common stock, with selected institutional investors, for gross proceeds of approximately $23.5 million. The warrants, which have a term of five years and will become exercisable after March 1, 2007, have an exercise price of $4.00 per share. This represents a premium of approximately 26 percent over the closing price of the Company’s common stock on August 31, 2006. Cowen & Company, LLC, acted as the sole placement agent for this offering.
Certain additional institutional investors will have the right to purchase, on or before September 19, 2006, up to 2,898,667 shares of common stock and warrants to purchase up to 724,667 shares of common stock at the same purchase price as the initial investors.
The Company intends to use the proceeds for general working capital purposes.
Pursuant to an agreement with the investors, the Company will file a registration statement with the U.S. Securities and Exchange Commission covering the resale of the shares of common stock issued to the investors as well as the shares of common stock issuable upon exercise of the warrants, subject to certain terms and conditions.
The securities offered in the private placement were not registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws.